Exhibit 99.2

February 17, 2015 Earnings Call Transcript

Feb. 17, 2015 8:00 AM ET

Executives

D. Ashley Lee - EVP, COO, CFO and Treasurer

James P. Mackin - President and CEO

Analysts

Thomas J. Gunderson - Piper Jaffrey

Jeffrey Cohen - Ladenburg Thalmann

Operator

Greetings, and welcome to CryoLife Fourth Quarter and Year End 2014 Financial Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Ashley Lee, Chief Financial Officer. Thank you, you may begin.

D. Ashley Lee - EVP, COO, CFO and Treasurer

Hi, good morning. This is Ashley Lee. Before we begin, I'd like to make the following statements to comply with the Safe Harbor requirements of the Private Securities Litigation Reform Act of 1995. Comments made in this call that look forward in time involve risk and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements made as to the company or management’s intentions, hopes, beliefs, expectations or predictions of the future, including the guidance for 2015 that I will provide in a moment.

Additional information concerning risk and uncertainties that may impact these forward-looking statements is contained from time-to-time in the company’s SEC filings, including the Risk Factor section of our 10-K for the year ended December 31, 2013, our 10-Qs for 2014, the 10-K for 2014, which we expect to file shortly and in the press release that was issued this morning.

Now, I’ll turn the call over to Pat.

James P. Mackin - President and CEO

Thanks, Ashley, and good morning. Thank you for joining the call today. On this call this morning we will cover several items, I'll provide a high level summary of the fourth quarter and full year results. I'll review the key takeaways from my first hundred days on the job with CryoLife, and I will provide an update on our key initiatives for 2015. Following my comments, Ashley Lee, our CFO, will provide a detail review of our fourth quarter and full year 2014 results and 2015 guidance. We will then open the lines for a Q&A session.

We are pleased with our fourth quarter and full year results reported earlier this morning.   Total revenues increased 5% in the fourth quarter to $37.2 million; for the full year revenues increased 3% to $144.6 million.

The positive trend in the fourth quarter was driven by a 12% increase in product revenues, including strong performance from BioGlue up 11% for the quarter; for HeRO up 10% for the quarter; and for PerClot up 52% for the quarter.

Our tissue processing revenues decreased 4% in the quarter, primarily due to the implementation of new and enhanced quality systems that reduced our production volumes of key tissue products. Ashley will provide further details about our Q4 and full year financial results during his remarks.

Exhibit 99.2

I joined CryoLife in September of last year, with a goal of leveraging my 20 years of experience in the cardiac and vascular markets to enhance the CryoLife business and strategy. During my first hundred days on the job, I dedicated a significant portion of my time to thoroughly learning and evaluating the state of the company, to better understand what we're doing well, where our biggest opportunities lie, and what we can do better.

This includes, field drives with 12 of our sales representatives, visiting more than 75 physician customers in the operating rooms and major medical meetings, attending investor conferences and meeting one-on-one with our top 50 employees of the company. Coming out of this evaluation, I was pleased with the positive feedback that I received from our customers on our team and our product portfolio.

Having been in this space for 20 years, I was still surprised to learn just how unique our tissue products are in the minds of our surgeons and the access it provides our sales force. My time spent with our sales representatives confirmed the high quality relationships and deep experience of our team.

I was also impressed with the engagement and quality interactions I had with top employees and the senior leadership team. Overall, I now have a better understanding of the company, my colleagues and the opportunities and challenges that face the business.

We are now working to develop a five year strategic plan that will move CryoLife toward becoming a growth company. In the meantime, we continue to execute on the key initiatives that I laid out on our Q3 conference call, with several opportunities for growth and value creation over the next few years.

The four key areas are, number one, improving our quality systems and resolving the FDA warning letter. Number two, building momentum for our three new product launches, which are ProCol, PhotoFix and PerClot Topical.

Number three, increasing our global production and distribution footprint; and number four, expanding indications of key products, particularly with the PerClot Surgical IDE clinical trial in the US, and BioGlue in Japan.

First, I will begin with an update on the quality systems, which has been my number one priority since I started with the company. I have personally led weekly top leadership meetings focused on addressing all issues raised by the FDA. In addition, expert consultants that are assisting us as we improve our quality systems and processes have augmented those efforts.

We've also made personnel changes to ensure that we have the right leadership in place to drive the necessary improvements in our quality systems. I am pleased to report that we made excellent progress and believe these changes put us in an improved position for the FDA’s re-inspection which we expect to occur in the near future.

While we are pleased that we are making meaningful progress with our quality systems, the investments in our systems and processes are having a negative impact on our tissue processing business.

First, they are decreasing our production capacity as we implement these procedures, and second, they are decreasing our gross margins in the near and mid-term. We are identifying efficiency opportunities to return our margins to historical levels, and are working on other programs that should further enhance our margins.

However, we do not expect to realize these positive benefits from these initiatives until late in 2015 due to the delay of the cost going through the P&L that cycle through our inventory.

Second, on the new product front, the initial feedback is been excellent. We launched ProCol during the fourth quarter and achieved over a hundred thousand of revenue. For those who may not be aware, ProCol is complementary to the HeRO Graft and its treatment continuum of end-stage renal disease, after a failure of a synthetic graft.

There is one player in this market segment with a bovine carotid artery product. We believe that our ProCol product, which is comprised of bovine mesenteric vein that is processed using a proprietary method, offers a significant advantage over this competitive product.

Exhibit 99.2

Recent clinical trials have demonstrated that ProCol has higher patency rates at 2 years. ProCol was at 73% two year patency, while the competitor was at 64%. ProCol is a proven and effective technology, and we expect continued surgeon adoption and sales growth in the coming quarters.

In January, we launched the PhotoFix Bovine Pericardial Patch in the US and our team has already achieved key wins in the pediatric market, as well receiving favorable surgeon feedback.

We continue to believe that PhotoFix has the potential to become the product of choice for pediatric cardiac surgeons in the $30 million plus market for biological patches used in cardiac and vascular surgical procedures.

Surgeon feedback during my site visits and at the FDS meeting have been extremely positive, as surgeons were excited about the availability of PhotoFix for their patients. Our teams are working to gain approval for PhotoFix in EU countries, and we are in the process of evaluating the pathway to use PhotoFix in the US for carotid endarterectomy procedures.

Our third recent new product is PerClot Topical, which we launched in late Q3. During the fourth quarter, we had significant trialing of the product and are currently working our way through the value analysis committees at the hospitals. The initial feedback on the product has been positive, and we continue to believe it is an excellent product for use in conjunction with FESS procedures. We are still early in the launch of PerClot Topical and continue to evaluate potential distribution options beyond the CryoLife sales force to better target ENT physicians.

Our third key initiative is our global product and distribution footprint. As we enter 2015, we plan to begin the process of the transitioning a major country in Europe from a distributor to a direct sales model.

As Ashley will outline, this will have a near term impact on our 2015 international revenue as our distributor works down their inventory before we launch direct operations in Q4. However, once we are direct, we will benefit from the transition to direct sales, pricing and margins with greater control over the sales strategy, initiatives for the team and further product launch synergies.

At this time, we have not identified or committed to transition any additional markets, but it is something we will consider on a case-by-case basis in the future if we believe there was a strategic benefit.

The fourth initiative of our strategy is expanding indications for products in our portfolio. Our biggest opportunity for mid-term growth is the expansion of the US indication for PerClot into general surgery, cardiac surgery and neurology surgery. We've already received approval from the FDA for our trial and plan on enrolling our first patient in the IDE in the first quarter of 2015. Given this first enrollment, it would position us for potential US FDA approval of PerClot surgical in the second half of 2017.

Our patent infringement lawsuit against C.R. Bard, which we discussed in the Q3 call, is continuing. A hearing on Bard's motion for a preliminary injunction to place in late January and we are currently awaiting our ruling on that motion. We remain confident about our legal position, both with respect to the preliminary injunction motion and the broader case.

Another indication expansion opportunity is BioGlue in Japan. The current indication for BioGlue in Japan is for aortic dissections, while the new indication expansion would broaden the use of BioGlue into all aortic, cardiac and large vessel procedures, essentially doubling the market opportunity. We are continuing to work through our distributor partner with MHLW in Japan and exploring approval in the first half of this year.

I will now turn the call over to Ashley for a detailed review of the fourth quarter, for full year results and 2015 financial guidance.

D. Ashley Lee - EVP, COO, CFO and Treasurer

Thanks, Pat. This morning we reported our results for the fourth quarter and full year of 2014. The following factors influenced our fourth quarter and full year performance.

Exhibit 99.2

Total company revenues increased 5% to $37.2 million for the fourth quarter driven by 12% year-over-year revenue growth from our higher margin product segment. Our fourth quarter international revenues were $9.2 million, up 20% compared to the fourth quarter of 2013.

For the full year, international revenues were $34.1 million, an increase of 8% year-over-year. International revenues accounted for 25% of our business in the fourth quarter and 24% for the full year. The increase in international revenues was driven by strong sales of BioGlue, PerClot and HeRO.

Our domestic revenues increased 1% for the fourth quarter of 2014 and full year of 2014 compared to the prior year periods. The full year increases were driven primarily by an increase in BioGlue and HeRo revenues, partially offset by a decrease in tissue processing revenues.

Worldwide BioGlue revenues in the fourth quarter were up 11% year-over-year. International BioGlue revenues were up 19%, on an 18% increase in volume. Domestic BioGlue revenues were up 5%, on a 2% increase in volume. For the full year, 44% of our BioGlue revenues were generated in international markets, up from 43% in 2013.

HeRO Graft revenues increased 10% to $1.8 million in the fourth quarter of 2014, compared to $1.7 million in the fourth quarter of 2013. The increase was primarily driven by increased adoption of the HeRO Graft in international markets where we are still in the early stages of the product rollout.

PerClot revenues increased 52% for the fourth quarter of 2014 compared to the fourth quarter of 2013. The increase was due to continued growth in European markets where revenues increased 21% and the opening of new markets in South America and Asia Pacific. The quarter included a nominal amount of revenue from the US, where we launched PerClot Topical just before Labor Day.

Revenues from our TMR product line increased 1% for the fourth quarter of 2014 compared to 2013, which resulted primarily from a 17% increase in hand piece volume mostly offset by a decrease in laser console sales.

Tissue processing revenues were down 4% for the quarter compared to the prior year, while our tissue processing gross margin also decreased year-over-year for the fourth quarter. Tissue processing revenues were down due to the processing changes resulting from our efforts to enhance our quality systems. These changes have resulted in a temporary decrease in processing capacity and reduced availability of certain high demand tissues.

The net result is that our revenues decreased due to the lack of availability, and our costs have increased, which is reflected in our lower tissue processing margins in the fourth quarter of 2014 as compared to the fourth quarter of 2013. However, we have not seen any significant change in customer demand for our tissue products.

General, administrative, and marketing expenses were $18.6 million for the quarter and $73.8 million for the full year, up from $16.7 million and $68.1 million for the comparable periods in the prior year. The fourth quarter and full year increases were primarily due to the cost associated with executive management changes and our patent infringement lawsuit with Bard.

During the fourth quarter, we wrote-off our $2 million note receivable from ValveXchange which was mostly offset by a reversal of a $1.4 million liability for contingent consideration related to our Hemosphere acquisition, which we no longer expect to have to pay, and a gain of $530,000 related to the sale of our investment in Medafor. All of these items are reflected in other income and expenses.

The carrying value of the investment in ValveXchange, the note receivable from ValveXchange and the contingent consideration payable to Hemosphere are now all zero.

We had a tax benefit for the fourth quarter of 2014, and our effective tax rate for the full year was 16%. The tax rate for the fourth quarter and full year benefited from reductions in uncertain tax positions, non-taxable gains related to the reversal of the contingent consideration labiality, favorable deductions taken on the company’s 2013 tax return and R&D tax credits recorded in the fourth quarter.

Exhibit 99.2

As of December 31, 2014, we had $39.3 million in cash, cash equivalents and restricted cash and securities. We had several large outlays of cash during the year. These included $5.6 million for share repurchases, $3.3 million for dividends, $2.1 million for PerClot inventory purchases pursuant to minimum purchase requirements, $2.1 million related to business development activities, in particular for ProCol, and $1 million for development milestone payments for PerClot. Despite these uses of cash, our balance sheet remains very strong. We continue to carry no debt and expect to continue to generate operating cash flow.

Now for our initial guidance for 2015. There were several items affecting 2015 guidance that are transient in nature and we believe will not recur in 2016, positioning the company for improved top and bottom line growth after 2015. I'll discuss each of these items in detail as I talk about the 2015 guidance.

We expect total revenues to be between $151 million and $153 million. This represents annual total revenue growth of 4% to 6%. We expect revenues from our higher margin product segment to increase in the mid-single digits on a percentage basis for the full year of 2015. This guidance includes the anticipated effects of the following factors.

One, we estimate that FX will adversely affect our top line in our product segment by approximately $1 million. Two, as Pat mentioned, we plan to move to a direct sales model in a major European market beginning in October, which we believe will adversely affect our top line by approximately $2 million in the first three quarters of 2015.

In 2014, we generated approximately $2.8 million in sales to our distributor in this market.   As our distributor sells down their existing inventory, we expect to have no sales in 2015 in that country until we go direct in October. However, for 2016 we expect that our new direct sales force will generate significantly more end-user revenue in 2016 than we did from our distributor model in 2014.

We expect tissue processing revenues to grow low single digits on a percentage basis for the full year of 2015 compared to 2014. This reflects continued customer demand for our tissue products, offset by lower processing capacity as we implement and refine new quality programs and processes.

We expect our gross margins in 2015 to be around 60% compared with 63% in 2014. There are a couple of factors contributing to the margin decrease for 2015. First, the cost associated with improving our quality systems, including consulting fees and process changes, have temporarily resulted in decreased capacity and other inefficiencies in our tissue processing operations.

As a result, we expect the gross margins in our tissue processing operations to be in the upper 30% range versus the mid 40% range historically. However, we've already identified many opportunities for improvement and expect that, barring any unforeseen issues, tissue processing gross margins could return to historical levels in 2016.

Second, recall that we have recently launched three new products.   Both ProCol and PhotoFix, which we are currently distributing, have gross margins in the 50% range. However, we have the right to purchase both of these product lines in the next couple of years and bring the manufacturing to Atlanta. If and when we do so, we expect the gross margins on both of those businesses to be in the 70 plus percent range.

Additionally, we recently launched PerClot Topical here in the US. Unlike PerClot that we distribute in international markets which we source from our partner, PerClot Topical is manufactured by CryoLife in Atlanta. At low levels of production, our gross margins are close to zero.

However, once we receive PMA approval for the surgical version of PerClot in the US, we have the right to begin manufacturing all PerClot both US and international in our facilities in Atlanta, and we expect very attractive gross margins once we directly distribute these products. Considering all of that, we expect gross margins on our product business will be in the mid 70% range for the year.

We expect our G&A expenses to be affected by few items in 2015. We've included a significant amount in legal fees related to our patent case with Bard. If we are able to conclude the case in 2015, a significant amount of legal fees won't be recurring in 2016 and depending upon the timing of any resolution, the actual amount incurred in 2015 could change materially from our estimates.

Exhibit 99.2

Also, we have the cost of additional sales reps related to our direct sales strategy in a major European market beginning in October 2015. We think the annual cost of carrying this direct sales force is just over $1 million on an annual basis. But I've talked a little already about the positive impact that we expect from going direct to have on our business beginning in 2016.

We expect research and development expenses to between $13 million and $14 million in 2015, primarily reflecting our investment in our US clinical trial for PerClot which we estimate to be around $5 million in 2015. Depending upon the rate of enrollment in the trial, a substantial portion of that $5 million would not be repeated in 2016, although you should not assume that we won't be investing in another trial or other development activities in 2016.

The net effect of tissue processing, European distribution elimination, lower margin new products, litigation expenses, and in the PerClot IDE trial is that we expect earnings for the full year of 2015 to be anywhere from a loss of $0.03 to breakeven. It is important to note that our guidance is not reflective of any activities related to business development, which are difficult to predict.

That concludes my comments, and now I'll turn it back over to Pat.

James P. Mackin - President and CEO

Thanks, Ashley. We will now open up the lines to take questions for the call.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] Thank you. Our first question comes from the line of Tom Gunderson with Piper Jaffrey. Please proceed with your question.

Thomas J. Gunderson - Piper Jaffrey

Hi. Good morning, guys. So, I was going to ask about gross margin, but you went through that in great detail, so I appreciate that. On the legal fees, sometimes I know you don’t do it on a GAAP basis, but sometimes on the investment side we look at extraordinary legal fees as a one time. Can you put a dollar figure on that as far as incremental that you are expecting in 2015 for the Bard patent suit?

James P. Mackin - President and CEO

Yes. Hey Tom, this is Pat. Just a couple of things. One on the just a straight, pure straight cost year-over-year, the differences from last, because obviously that suit has been going on. The difference is about $1.5 million from 2014 to 2015.

Obviously, as Ashley commented in his remarks, we're waiting for the feedback on this preliminary injunction hearing that happened on January 23rd. If we – we felt like we did very well. We'll wait to hear what the judge says.

But our goal is to come up with a reasonable settlement. We feel like we have strong case, but I don’t think taking this thing all the way to the mat is the smart economic decision for either company.

Thomas J. Gunderson - Piper Jaffrey

Got it. Thanks. And then on the R&D front, it’s a healthy increase in R&D, are you doing anything other than starting the PMA trial, which is obviously a big deal. But is there anything else in that R&D that starts to set us up for future growth of new products?

James P. Mackin - President and CEO

Exhibit 99.2

Yes. There are a couple of things, and clearly the PerClot trial is the big, is actually coming, it’s about $5 million investment this year and that’s a big part of the jump. There are some other things that are embedded that we've talked about publicly that’s more a background work.

So for example in one of my comments, we've got the new product PhotoFix which we’re being, seeing really good progress as we launch that in pediatric surgery and adult surgery. But we think there is a big opportunity in carotid endarterectomies, and we'll be doing some animal clinical work which is necessary for the 510(k) extension.

The other thing is on the neuro front, we mentioned neuro in many of our investor presentations, where 15% of our revenue in Europe is in neurosurgery. We know we have a very strong product in that arena, some – already some very good data published on that. And we're going to be working with KOL physicians who have been using this product around the world, but also looking at doing some animal work to prepare for a potential IDE down the road.

So those are two things that are kind of – they are smaller, but they are clearly increases from last year where we really didn’t spend any money on either of the carotid patch for endarterectomy or for animal trials in the neuro surgery space.

Thomas J. Gunderson - Piper Jaffrey

Got it. Thanks. And then my last question, Pat, is on your number one focus, and that is on the FDA. Last we talked was beginning of December, that’s two and half months ago, almost three. Is  there any granularity, any color you can give us on the discussions that have been going on with the FDA in the last three months?

James P. Mackin - President and CEO

Yes. I can give you some historical perspective from prior jobs. I mean, the fact of the matter is you really don’t have good visibility to when they are going to come. And the discussions, we've had a couple of discussions as I mentioned on my last call, I met with a district officer September 29th. We had – I think we've had one phone call with them since, and it’s really kind of up to them when they come back.

I can tell you that they – one of the things they told us is they would not let the re-inspection, which we're expecting kind of anytime now, to lapse more than a year from the previous inspection and just to remind people the last time they were in was kind of February 20th to March 20th. So I think - we're planning on a re-inspection here in the next 30 days.

I would also say just from a progress standpoint, I mentioned this in my comments, but this has really been a massive effort for the company. Myself personally, the entire executive team, we've had, and this is one of the reasons you're seeing the cost on the tissue jumping on us is the kind of the total overhaul of the quality systems. We've seen massive improvements and our CAPAs have been reduced by 65%; our backlog complaints have been reduced by 65%; our NCRs have been reduced by 65%.

So we made great progress. We're obviously waiting for the FDA to come in and we're going to continue to work extremely hard to prepare for that. But ultimately they are the ones who decide when they come back.

Thomas J. Gunderson - Piper Jaffrey

Got it. That’s it from me. Thanks.

James P. Mackin - President and CEO

Thanks, Tom.

Operator

Exhibit 99.2

[Operator Instructions] Our next question comes from the line of Jeffrey Cohen with Ladenburg Thalmann. Please proceed with your question.

Jeffrey Cohen - Ladenburg Thalmann

Good morning, Pat and Ashley. How are you?

James P. Mackin - President and CEO

Good morning, Jeff.

D. Ashley Lee - EVP, COO, CFO and Treasurer

Good morning, Jeff.

Jeffrey Cohen - Ladenburg Thalmann

Could you talk a little bit about the transition with a specific European country that you are talking about? So what you had said was that $2 million of their inventory would be pared down and that you would be offset and direct during this third quarter. Could you talk also about the size of the team that you have anticipated for direct sales?

James P. Mackin - President and CEO

Yes. So I think you guys have all experienced this before with other companies that have gone direct. And typically what you see is, if you look at last year actually we did roughly $2.8 million in a specific country through using a distributor, and our plans are to go direct. But before you could actually benefit from the direct revenues you basically have to burn down the existing inventory that your distribution holds, and that’s a very common practice.

Unfortunately we had a little more inventory than we would have liked, and we're not going to be able to go live until October 1st, but when we do go live October 1st, if you go to – kind of jump forward, as Ashley said, we get a real big pop on the revenue and the margin side. The team that we're taking about is in the five people range. We've already been in discussions, and it’s a very amicable transition.

So I think that things are progressing well, and it’s a real opportunity for the company. We've seen other markets when we've gone direct, not only do you get the bump from distributor revenue and distributor margins to direct revenues and direct margins, but you also see just an added bump in the productivity and the focus in the other things we could bring through those channels. And it’s a significant country in Europe, and I think strategically for the company it’s a very good move for the long-term.

I think last thing I would say is, if you look over a 5 year period, it is a significant improvement in revenue, profit, cash flow, kind of on every metric with a very strong IRR.

Jeffrey Cohen - Ladenburg Thalmann

Okay. Got it. And Ashley you made a little bit of commentary as far as FX effect, talking about that $1 million top line effect for 2015, did you see any effect during the fourth quarter of 2014?

D. Ashley Lee - EVP, COO, CFO and Treasurer

We did. We actually had about a couple hundred thousand dollar negative effect on the top line related to FX.

Jeffrey Cohen - Ladenburg Thalmann

Exhibit 99.2

Okay. All right. Just comment on any measures in place to mitigate any of the effect on 2015 and or 2016?

D. Ashley Lee - EVP, COO, CFO and Treasurer

No, we don’t specifically hedge to protect our top line. We kind of have a natural hedge and the fact that that we have 25 people on the ground over in Europe. And so the expenses that we pay, which are predominantly in pounds and euro, kind of give us a natural hedge to our bottom line. But again, we don’t do anything specifically to hedge our top line exposure.

Jeffrey Cohen - Ladenburg Thalmann

Okay. And lastly, if I thought you could discuss a little bit about acquisitions in some of the products that you're seeing out there that the company may have interest in?

James P. Mackin - President and CEO

I've commented Jeffrey, as we met – we've been publicly making comments about the kind of the fourth strategic vector of M&A. One of the things this company has done very well is the financial discipline, Ashley commented earlier that we're sitting around $39 million of cash, no debt and we expect a kind of transient issue in 2015 to move back to see a pretty good profitability going forward.

Given all that, we are well poised to acquire and as I've said, we have these two really nice chassis; we have a cardiac surgery sale organization in entire business and a vascular surgery business. There are a number of opportunities.

Every time I go to a new investor meeting or a new physician meeting, I am coming back with more and more opportunities, and in each one of those categories, and I am not – what I am not referring to at least in the early days of what we're looking at, this is not something where we're going to do a deal and have to – with no revenue, no profit, and we're going to have to invest a bunch of money and then three years later you guys may see something. I am talking about buying existing businesses, with existing revenue, existing profit and existing people that would be very synergistic with the company.

And again, I think there is a tremendous amount of opportunities out there. More than I actually thought there would be. Because as I – I've been in the cardiology field for 20 years, but I've been on cardiac surgery for probably 12, and I've been on a vascular surgery for probably 8 to 10. I've been kind of blown away by the amount of opportunities kind of which we fit with us that are in our kind of real house from an acquisition stand point. It’s very exciting and again, I think that I can't really get more specific than that for obvious reasons. But we're very excited about that fourth vector of M&A.

Jeffrey Cohen - Ladenburg Thalmann

Appreciate it. Thanks for the color. That’s it from me.

Operator

Thank you. It appears we have no further questions at this time. I would now like to turn the floor back over to management for closing comments.

James P. Mackin - President and CEO

Well, I appreciate everybody dialing in this morning. And we are – we try to put together our plan for 2015 that recognizes some of the challenges and opportunities that we talked about in the transcript. And a lot of these kind of headwinds in 2015 are very transient. And if I go back to the list, on the – on going direct in one of the European countries, we're going to take a little bit of hit on the revenue line in 2015, but in 2016 its going to come back stronger than ever with a direct strategic operation there, which is going to be good for us in the short term and then back to the M&A question, if we do any deals on that front it’s just going to accelerate that.

Exhibit 99.2

The tissue COGS, we're disappointed where the tissue COGS, I'll be honest, and we – but we've said at the very beginning that quality is number one here, and we've had to put some cost in here and as those costs flow through the P&L you're going to see them in the margins.

But what I can tell you that is that once we get out of this FDA, which I am hoping to do very quickly here, as they will back into the next 30 to 40 days, I am going to be shifting all of our efforts to this tissue cost and tissue supply. Our goal  is to get our tissue cost back to where they were or even better by the end of this year.

The other thing is there is huge demand for this tissue, folks. We have millions of dollars on backorder. So it’s not like there is some, the revenue short fall on the tissue side is a lack of customer demand, it’s actually the opposite. We've got more demand than we can handle and we need to do a better job of accessing that.

Ashley commented on the new product margin. We're very excited about ProCol and PhotoFix, and those margins are not where our normal product margins are; those are in the 50s because of the distributed products versus where we are in the 70s on our direct products. But we have the ability to take out both of those relationships and go direct, if you will, and manufacture those ourselves and take the margins up to our historical levels in the next 24 months.

We talked about the Bard litigation. We obviously feel good about that case and we'll see what the judge says, and we'll work to come up with a good solution there. But that’s a transient item. And the PerClot trial is a huge opportunity for the country – for the company and it’s a $5 million investment this year, and it tails off in Q1 of next year and then kind of goes away. I just spent the weekend with a bunch of cardiac surgeons, and they were kind of blown away by the products.

So, lots of opportunities here, but we're trying to be transparent and realistic about 2015 and kind of its all out there for you, and we're very excited about where we'd be kind of this time next year. So, we appreciate you calling in and look forward to keeping you updated throughout the year. Thanks very much.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.